Exhibit 99.1

Revolution Lighting Receives Delisting Determination Letter from Nasdaq

STAMFORD, Conn., May 8, 2019 (GLOBE NEWSWIRE) — Revolution Lighting Technologies, Inc. (NASDAQ: RVLT) (“Revolution Lighting” or the “Company”), a global provider of advanced LED lighting solutions, announced today that on May 2, 2019, the Company received a delisting determination letter from the staff of the Listing Qualifications Department of the Nasdaq Stock Market, informing the Company that the staff has determined to delist the Company’s common stock from Nasdaq as a result of the Company’s not being in compliance with Listing Rule 5250(c)(1) (the “Financial Reporting Rule”) due to the Company’s delay in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 (the “Delayed Reports”). The Financial Reporting Rule requires listed companies to timely file all required periodic financial reports with the Securities Exchange Commission (the “SEC”). The determination letter further noted that, unless the Company requests an appeal, trading of the Company’s common stock on the Nasdaq Capital Market will be suspended at the opening of business on May 13, 2019, and a Form 25-NSE will be filed with the SEC removing the Company’s common stock from listing and registration on Nasdaq.

The Company intends to timely request a hearing before a Nasdaq Hearings Panel (the “Panel”) to present its plan to regain compliance with the Financial Reporting Rule, which request will stay the suspension of the Company’s common stock for a period of 15 days from the date of the request. In connection with its request for a hearing, the Company also intends to request a stay of the suspension of trading and delisting of the Company’s common stock while the appeals process is pending. The Panel will notify the Company of its decision to allow the Company’s common stock to continue to trade on the Nasdaq Capital Market pending the Panel’s decision no later than 15 days following the deadline to request the hearing. The Panel may, in its discretion, determine to continue the Company’s listing pursuant to an exception to the Financial Reporting Rule for a maximum of 360 calendar days from the due date of the first Delayed Report, which would be through November 4, 2019. There can be no assurance that the Panel will grant a stay of the suspension of trading and delisting while the appeals process is pending or any exception to the Financial Reporting Rule.

The Company has been unable to timely file the Delayed Reports due to the previously disclosed, ongoing review by the Company’s Audit Committee to assess the accuracy of the Company’s previously filed financial statements, the focus of which is to review the extent to which the Company incorrectly recognized revenue with respect to bill and hold transactions from 2014 until the second quarter of fiscal 2018, and to determine whether the Company’s accounting for those transactions led to material errors in its financial statements. As disclosed earlier today, the Company has determined to restate its consolidated financial statements as of and for each of the fiscal years ended December 31, 2014, 2015, 2016 and 2017, as well as each fiscal quarter of the fiscal year ended December 31, 2017 and the first two fiscal quarters of the fiscal year ended December 31, 2018. In addition, the Company is cooperating with an ongoing investigation by the SEC relating to certain revenue recognition practices, including bill and hold transactions that occurred from 2014 through the second quarter of 2018. The Company intends to continue its efforts to regain compliance with the Financial Reporting Rule as soon as practicable after the Audit Committee’s investigation is complete, the restated financial statements are completed, and, where applicable, they have been audited, and the required Delayed Reports have been finalized.

As previously disclosed in the Company’s Form 8-K filed on January 4, 2019, Nasdaq has also notified the Company that it is not in compliance with Nasdaq Listing Rule 5550(a)(2), which requires the Company to maintain a minimum bid price of at least $1.00 per share.

About Revolution Lighting

Revolution Lighting Technologies, Inc. is a leader in the design, manufacture, marketing, and sale of LED lighting solutions focusing on the industrial, commercial and government markets in the United States, Canada, and internationally. Through advanced LED technologies, Revolution Lighting has created an innovative lighting company that offers a comprehensive advanced product platform of high-quality interior and exterior LED lamps and fixtures, including signage and control systems. Revolution Lighting is uniquely positioned to act as an expert partner, offering full service lighting solutions through our operating divisions including Energy Source, Multi-Family and Tri-State LED to transform lighting into a source of superior energy savings, quality light and well-being. Revolution Lighting Technologies markets and distributes its products through a network of regional and national independent sales representatives and distributors, as well as through energy savings companies and national accounts. Revolution Lighting Technologies trades on the Nasdaq Capital Market under the ticker RVLT. For more information, please visit rvlti.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed herein are “forward-looking statements” within the meaning of the applicable securities laws and regulations. The words “will,” “may,” “estimates”, “expects,” “intends,” “believes” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements, including statements regarding when the Company will file its Delayed Reports and whether the Company will regain compliance with Nasdaq’s continued listing requirements, involve risks and uncertainties that may cause actual results to differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the risk that the Panel will not grant a stay of the suspension of the trading of the Company’s common stock past the 15 day initial stay, and the other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect the views of the Company’s management as of the date hereof. The Company does not undertake to revise these statements to reflect subsequent developments.

RVLT Investor Relations Contact:

Amato and Partners, LLC

Investor Relations Counsel

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